Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of our subsidiaries:

Name	State of Incorporation or Formation	Name Under Which Does Business
ClearPoint Resources, Inc.	Delaware	Same
ASG, LLC	Florida	Same
eMgate Solutions Group, LLC	Delaware	Same
ClearPoint Workforce, LLC	Delaware	Same
ClearPoint HR, LLC	Delaware	Same
Allied Contract Services, LLC	Pennsylvania	Same
StaffBridge, Inc.	Massachusetts	Same
ClearPoint Advantage, LLC	Delaware	Same
ClearPoint Managed Services, LLC	Delaware	Same
Quantum Resource Corporation	Delaware	Same
ASG, LLC	Rhode Island	Same
Mercer Ventures, Inc.	Delaware	Same